Exhibit 99

U.S. Xpress Enterprises, Inc. Reports First Quarter 2019 Results

U.S. Xpress Enterprises, Inc. (the “Company”) today announced results for the first quarter of 2019.

First Quarter 2019 Highlights

•	Operating revenue of $415.4 million compared to $425.7 million the first quarter of 2018
•	Adjusted operating revenue increased $2.9 million, excluding the impact of our discontinued Mexico operations and fuel surcharge
•	Operating income of $12.6 million compared to $14.9 million in the first quarter of 2018
•	Operating ratio of 97.0% compared to 96.5% in the first quarter of 2018
•	Adjusted operating ratio[1], a non-GAAP measure, of 95.7%, a 40 basis point improvement compared to the first quarter of 2018
•	Net income attributable to controlling interest of $4.7 million, or $0.10 per diluted share, compared to $1.2 million in the first quarter of 2018
•	Adjusted net income attributable to controlling interest[1], a non-GAAP measure, of $7.3 million, or $0.15 per diluted share, compared to $1.2 million in the first quarter of 2018

First Quarter Financial Performance

	Quarter Ended March 31,
	2019	2018
Operating revenue	$415,363	$425,708
Revenue, excluding fuel surcharge	$375,312	$382,858
Operating income	$12,638	$14,854
Adjusted operating income[1]	$16,038	$14,854
Operating ratio	97.0%	96.5%
Adjusted operating ratio[1]	95.7%	96.1%
Net income attributable to controlling interest	$4,721	$1,159
Adjusted net income loss attributable to controlling interest[1]	$7,312	$1,159
Earnings per diluted share	$0.10	nm
Adjusted earnings per diluted share[1,2]	$0.15	nm
[1] See GAAP to non-GAAP reconciliation in the schedules following this release
[2] 2018 EPS not comparable due to minimal outstanding shares prior to IPO

Eric Fuller, President and CEO, commented, “We were pleased to deliver our seventh consecutive quarter of year-over-year adjusted operating income improvement and the highest earnings of any first quarter in our company’s history. Overall, our team performed well despite a softer freight environment and more severe winter weather than last year. Looking to the balance of 2019, we remain positive as we expect the freight environment to improve seasonally, our network efficiency to rise as we complete the repositioning of equipment from cross-border lanes and the productivity of our operations to benefit from our many internal initiatives including our goal of achieving a frictionless order.”

Enterprise Update

Operating revenue was $415.4 million, a decrease of $10.3 million compared to the first quarter of 2018. Excluding revenue from the Company’s Mexico operations which were discontinued in January 2019, operating revenue increased $2.9 million excluding fuel surcharge. The increase was attributable to a 3.8% increase in revenue per mile, mostly offset by a decrease of $8.3 million in brokerage revenue.

Operating income for the first quarter of 2019 was $12.6 million, which compares to $14.9 million achieved in the first quarter of 2018. Excluding $3.4 million of cost  to exit the Company’s Mexico operations, adjusted operating income for the first quarter of 2019 was $16.0 million, compared to $14.9 million for the 2018 quarter.  Adjusted operating ratio for the first quarter of 2019 was 95.7%, a 40 basis point improvement compared to the first quarter of 2018.

Net income attributable to controlling interest for the first quarter of 2019 was $4.7 million compared to $1.2 million in the prior year quarter.  Adjusted net income attributable to controlling interest for the first quarter of 2019 was $7.3 million, compared to $1.2 million in the 2018 quarter. Adjusted earnings per diluted share were $0.15 for the first quarter of 2019.

Truckload Segment

	Quarter Ended March 31,
	2019	2018
Over-the-road
Average revenue per tractor per week[1]	$3,616	$3,850
Average revenue per mile[1]	$1.985	$1.972
Average revenue miles per tractor per week	1,822	1,952
Average tractors	3,617	3,622
Dedicated
Average revenue per tractor per week[1]	$3,961	$3,544
Average revenue per mile[1]	$2.337	$2.183
Average revenue miles per tractor per week	1,695	1,623
Average tractors	2,658	2,623
Consolidated
Average revenue per tractor per week[1]	$3,762	$3,721
Average revenue per mile[1]	$2.128	$2.051
Average revenue miles per tractor per week	1,768	1,814
Average tractors	6,275	6,245
[1] Excluding fuel surcharge revenues
The above table excludes revenue, miles and tractors for services performed in Mexico.

Mr. Fuller said, “The freight environment was more difficult this year than in the 2018 quarter due to various factors, including inventory levels, weather, and moderately increased truckload supply. Despite the more challenging market, contract rates remained strong, up 8.0% over the 2018 quarter, based on long-term relationships with customers that value our service, technology, and committed baseline capacity. Typically, about 80% of the volume in our Over-the-Road division is contracted while approximately 20% is non-contracted.  In the first quarter, the less favorable environment pressured our rates and miles in the non-contract portion of our Over-the-Road Truckload division as spot rates declined more than 20%.”

Mr. Fuller continued, “Despite the more challenging conditions in the spot market which is more aligned with seasonal, project, and cyclical fluctuations, our Truckload segment produced solid revenue performance driven by our Dedicated division which continued to deliver strong performance and helped to lead a 1.1% increase in average revenue per tractor per week across our Truckload segment.  Overall, the Truckload segment achieved an adjusted operating ratio of 96.0% for the first quarter of 2019, a 20 basis point improvement compared to the adjusted operating ratio of 96.2% achieved in the first quarter of 2018.”

In the Over-the-Road division, average revenue per tractor per week declined 6.1% compared with the first quarter of 2018. Average revenue per mile increased 0.7% compared with the 2018 quarter, while average revenue miles per tractor per week decreased 6.7%.  The impact on average revenue per tractor per week resulted from unfavorable weather conditions, the transition out of the Company’s Mexico operations, and the less favorable freight environment.

The Dedicated division’s average revenue per tractor per week increased 11.8% compared to the first quarter of 2018. The increase was primarily the result of a 7.1% increase in average revenue per mile and a 4.4% increase in average revenue miles per tractor per week. The increase in utilization and revenue per mile was the result of successful efforts made in 2018 designed to improve the business mix by allocating capital to new and existing accounts with a better combination of rate and utilization.

Brokerage Segment

	Quarter Ended March 31,
	2019	2018
Brokerage revenue	$46,244	$54,541
Gross margin %	17.5%	14.0%
Load Count	33,819	39,250

The brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers. Brokerage segment revenue decreased to $46.2 million in the first quarter of 2019 compared to $54.5 million in the first quarter of 2018, on fewer loads and decreased revenue per load.  The revenue decrease was more than offset by higher gross margin, as transportation cost per load decreased significantly due to sourcing third party capacity more efficiently. As a result, operating income increased 18.9% to $2.8 million in the first quarter of 2019 as compared to the year ago quarter.

Liquidity and Capital Resources

As of March 31, 2019, U.S. Xpress had $120.4 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $407.1 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $244.2 million of total stockholders' equity. Capital expenditures, net of proceeds, related primarily to tractors and trailers were $23.5 million in the first quarter of 2019.

Outlook

For the balance of the year we are focused on three main priorities.  The first is optimizing our Truckload network and resulting average revenue per tractor per week through repositioning equipment and allocating capacity between our Dedicated and Over-the-Road segments. The second is improving the experience of our professional truck drivers, including their safety and security. And, the third is advancing our technology initiatives centered on digital load matching, automated load acceptance and prioritization, and our goal of achieving a 100% frictionless order.

Capitalizing on digital technologies will continue to afford U.S. Xpress competitive advantages.  Over time, we expect to achieve driver, cost, and load planning efficiencies as a result of our frictionless order initiatives. In addition, selecting and implementing the right equipment, logistics planning, and automated decision making technologies will further position U.S Xpress as one of the leaders in our industry. Driving technology development, training, and implementation without losing ground on core operations will be critical to both our success and our goal of delivering enhanced profitability.

Turning to the market backdrop, the second quarter freight environment remains subdued relative to normal seasonality, and in comparison to the strongest market in 20 years which we experienced in the second quarter of 2018.  While we expect ongoing improvements in network efficiency from the exit of our Mexico business and in operating efficiency from our strategic initiatives, the change in market conditions since our fourth quarter call has changed our expectations on second quarter earnings. While we continue to expect our initiatives and an improving market backdrop to allow us to improve our adjusted operating ratio on a sequential basis we now expect our second quarter adjusted operating ratio to deteriorate as compared to the year ago comparable quarter.

We believe the operating improvements implemented over the past several years have positioned the Company to better manage market fluctuations such as those that we are now experiencing.  Our current guidance of delivering a 93.0% adjusted operating ratio for the full year 2019 remains achievable, though it is dependent on market conditions strengthening through the balance of the second quarter. As a result, we plan to update our full year adjusted operating ratio guidance when we will have better visibility on the freight market and our full year results.

Conference Call

The Company will hold a conference call to discuss its first quarter results at 5:00 p.m. (Eastern Time) on May 2, 2019.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress First Quarter 2019 Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on May 2, 2019, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13689811. The replay will be available until 11:59 p.m. (Eastern Time) on May 9, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “focus,” “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, our network efficiency, and the productivity of our operations for the balance of 2019, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); expected fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; expected freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; in relation to exiting our fixed cost investment in U.S.-Mexico cross border business, the actual costs of severance, leased vehicle turn-in, equipment repositioning, and other expenses associated with exiting the operations; the impact of supply and demand on availability and pricing of replacement loads for tractors in our U.S. network; the prices obtained for assets being disposed of; and the timing and amount of deferred consideration collected; our ability to adapt to changing market conditions and technologies; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits arising out of our IPO; and our ability to remediate several outstanding material weaknesses. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:

U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com

Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended March 31,
(in thousands, except per share data)	2019	2018
Operating Revenue:
Revenue, excluding fuel surcharge	$375,312	$382,858
Fuel surcharge	40,051	42,850
Total operating revenue	415,363	425,708
Operating Expenses:
Salaries, wages and benefits	124,563	132,924
Fuel and fuel taxes	46,904	58,389
Vehicle rents	18,976	20,022
Depreciation and amortization, net of (gain) loss	23,062	24,706
Purchased transportation	114,005	101,776
Operating expense and supplies	27,945	29,791
Insurance premiums and claims	24,353	20,170
Operating taxes and licenses	3,173	3,401
Communications and utilities	2,265	2,466
General and other operating	17,479	17,209
Total operating expenses	402,725	410,854
Operating Income	12,638	14,854
Other Expenses (Income):
Interest Expense, net	5,603	12,658
Equity in loss of affiliated companies	89	296
Other, net	26	(75)
	5,718	12,879
Income Before Income Taxes	6,920	1,975
Income Tax Provision	1,901	593
Net Income	5,019	1,382
Net Income attributable to non-controlling interest	298	223
Net Income attributable to controlling interest	$4,721	$1,159

Income Per Share
Basic earnings per share (1)	$0.10	$0.18
Basic weighted average shares outstanding	48,394	6,385
Diluted earnings per share (1)	$0.10	$0.18
Diluted weighted average shares outstanding	49,391	6,385

Condensed Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,095	$9,892
Customer receivables, net of allowance of $101 and $59, respectively	185,710	190,254
Other receivables	19,474	20,430
Prepaid insurance and licenses	15,793	11,035
Operating supplies	7,548	7,324
Assets held for sale	8,086	33,225
Other current assets	15,860	13,374
Total current assets	254,566	285,534
Property and equipment, at cost	904,209	898,530
Less accumulated depreciation and amortization	(385,281)	(379,813)
Net property and equipment	518,928	518,717
Other assets:
Operating lease right-of-use assets	186,941	-
Goodwill	57,708	57,708
Intangible assets, net	28,492	28,913
Other	24,858	19,615
Total other assets	297,999	106,236
Total assets	$1,071,493	$910,487
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$63,368	$63,808
Book overdraft	5,233	-
Accrued wages and benefits	23,588	24,960
Claims and insurance accruals	43,586	47,442
Other accrued liabilities	8,386	8,120
Liabilities associated with assets held for sale	-	6,856
Current portion of operating leases	56,893	-
Current maturities of long-term debt and finance leases	95,117	113,094
Total current liabilities	296,171	264,280
Long-term debt and finance leases, net of current maturities	314,049	312,819
Less debt issuance costs	(1,264)	(1,347)
Net long-term debt and finance leases	312,785	311,472
Deferred income taxes	21,385	19,978
Long term liabilites associated with assets held for sale	-	8,353
Other long-term liabilities	6,483	7,713
Claims and insurance accruals, long-term	60,518	60,304
Noncurrent operating lease liability	129,927	-
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	485	484
Additional paid-in capital	252,559	251,742
Accumulated deficit	(12,614)	(17,335)
Stockholders' equity	240,430	234,891
Noncontrolling interest	3,794	3,496
Total stockholders' equity	244,224	238,387
Total liabilities and stockholders' equity	$1,071,493	$910,487

Condensed Consolidated Cash Flow Statements (unaudited)
	Quarter Ended March 31,
(in thousands)	2019	2018
Operating activities
Net income	$5,019	$1,382
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax provision	1,407	190
Depreciation and amortization	21,833	23,901
Losses on sale of property and equipment	1,229	805
Share based compensation	856	208
Other	308	1,688
Changes in operating assets and liabilities
Receivables	3,560	(10,706)
Prepaid insurance and licenses	(4,761)	(5,242)
Operating supplies	(285)	(936)
Other assets	383	(1,582)
Accounts payable and other accrued liabilities	(2,844)	(13,936)
Accrued wages and benefits	(1,226)	2,365
Net cash provided by (used in) operating activities	25,479	(1,863)
Investing activities
Payments for purchases of property and equipment	(36,604)	(26,871)
Proceeds from sales of property and equipment	13,115	8,176
Proceeds from sale of subsidiary, net of cash	(9,002)	-
Net cash used in investing activities	(32,491)	(18,695)
Financing activities
Borrowings under lines of credit	-	102,676
Payments under lines of credit	-	(82,950)
Borrowings under long-term debt	14,355	23,438
Payments of long-term debt and finance leases	(31,128)	(36,062)
Payments of financing costs	-	(14)
Tax withholding related to net share settlement of restricted stock awards	(39)	-
Payments of long-term consideration for business acquisition	(990)	(1,010)
Repurchase of membership units	-	(51)
Book overdraft	5,233	9,469
Net cash provided by (used in) financing activities	(12,569)	15,496
Change in cash balances of assets held for sale	11,784	-
Net change in cash and cash equivalents	(7,797)	(5,062)
Cash and cash equivalents
Beginning of year	9,892	9,232
End of period	$2,095	$4,170

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended March 31,		%
	2019	2018	Change
Operating revenue:
Truckload[1]	$329,068	$328,317	0.2%
Fuel surcharge	40,051	42,850	-6.5%
Brokerage	46,244	54,541	-15.2%
Total operating revenue	$415,363	$425,708	-2.4%

Operating income:
Truckload	$9,842	$12,503	-21.3%
Brokerage	$2,796	$2,351	18.9%
	$12,638	$14,854	-14.9%

Operating ratio:
Operating ratio	97.0%	96.5%	0.5%
Adjusted operating ratio[2]	95.7%	96.1%	-0.4%

Truckload operating ratio	97.3%	96.6%	0.7%
Truckload adjusted operating ratio[2]	96.0%	96.2%	-0.2%
Brokerage operating ratio	94.0%	95.7%	-1.8%

Truckload Statistics:[3]
Revenue per mile[1]	$2.128	$2.051	3.8%

Average tractors -
Company owned	4,679	5,151	-9.2%
Independent contractors	1,596	1,094	45.9%
Total average tractors	6,275	6,245	0.5%

Average revenue miles per tractor per week	1,768	1,814	-2.5%

Average revenue per tractor per week[1]	$3,762	$3,721	1.1%

Total miles	156,983	161,061	-2.5%

Total company miles	113,781	130,252	-12.6%

Total independent contractor miles	43,203	30,809	40.2%

Independent contractor fuel surcharge	10,480	7,956	31.7%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release
[3] Excludes revenue, miles and tractors for services performed in Mexico.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2019	2018
GAAP Presentation:
Total revenue	$415,363	$425,708
Total operating expenses	(402,725)	(410,854)
Operating income	$12,638	$14,854
Operating ratio	97.0%	96.5%

Non-GAAP Presentation:
Total revenue	$415,363	$425,708
Fuel surcharge	(40,051)	(42,850)
Revenue, excluding fuel surcharge	375,312	382,858

Total operating expenses	402,725	410,854
Adjusted for:
Fuel surcharge	(40,051)	(42,850)
Mexico transition costs	(3,400)	-
Adjusted operating expenses	359,274	368,004
Adjusted operating income	$16,038	$14,854
Adjusted operating ratio	95.7%	96.1%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2019	2018
Truckload GAAP Presentation:
Truckload revenue	$369,119	$371,167
Truckload operating expenses	(359,277)	(358,664)
Truckload operating income	$9,842	$12,503
Truckload operating ratio	97.3%	96.6%

Truckload Non-GAAP Presentation:
Truckload revenue	$369,119	$371,167
Fuel surcharge	(40,051)	(42,850)
Revenue, excluding fuel surcharge	329,068	328,317

Truckload operating expenses	359,277	358,664
Adjusted for:
Fuel surcharge	(40,051)	(42,850)
Mexico transition costs[1]	(3,400)	-
Truckload adjusted operating expenses	315,826	315,814
Truckload adjusted operating income	$13,242	$12,503
Truckload adjusted operating ratio	96.0%	96.2%
[1] During the first quarter, we incurred expenses related to the exit of our Mexico business totaling $3,400.

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended March 31,
(in thousands, except per share data)	2019	2018
GAAP: Net income attributable to controlling interest	$4,721	$1,159
Adjusted for:
Income tax provision	1,901	593
Income before income taxes attributable to controlling interest	$6,622	$1,752
Mexico transition costs[1]	3,400	-
Adjusted income before income taxes	10,022	1,752
Adjusted income tax provision	2,710	593
Non-GAAP: Adjusted net income attributable to controlling interest	$7,312	$1,159

GAAP: Earnings per diluted share	$0.10	$0.18
Adjusted for:
Income tax provision attributable to controlling interest	0.04	0.09
Income before income taxes attributable to controlling interest	$0.13	$0.27
Mexico transition costs	0.07	-
Adjusted income before income taxes	0.20	0.27
Adjusted income tax provision	0.05	0.09
Non-GAAP: Adjusted net income attributable to controlling interest	$0.15	$0.18
[1] During the first quarter, we incurred expenses related to the exit of our Mexico business totaling $3,400.

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